EXHIBIT 5.1

[LATHAM & WATKINS LETTERHEAD]

February 26, 2002

PriceSmart, Inc.
4649 Morena Boulevard
San Diego, California 92117

  Re:
  PriceSmart, Inc. Registration Statement on Form S-3;
  733,329 Shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

        In connection with the registration by PriceSmart, Inc., a Delaware corporation (the "Company"), of 733,329 shares of common stock of the Company, par value $0.0001 per share (the "Shares"), under the Securities Act of 1933, as amended, on the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 26, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Of the 733,329 Shares being registered, 533,329 Shares are issuable upon conversion of 20,000 shares (the "Preferred Shares") of 8% Series A Cumulative Convertible Redeemable Preferred Stock of the Company, par value $0.0001 per share, and 200,000 Shares are issuable upon exercise of a Common Stock Purchase Warrant dated January 17, 2002 (the "Warrant").

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that as of the date of this opinion, the Shares have been duly authorized, and upon conversion of the Preferred Shares in accordance with the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of 8% Series A Cumulative Convertible Redeemable Preferred Stock and Qualifications, Limitations and Restrictions Thereof and the Company's Amended and Restated Certificate of Incorporation, and upon exercise of the Warrant in accordance with its terms, the Shares, when issued, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                      Very truly yours,

                      /s/ Latham & Watkins